Exhibit 13(b)

                     Explanation of Total Return Calculation

                                                  EXPLANATION OF TOTAL RETURN CALCULATION

TOTAL RETURN SUBACCOUNT



                                 NUMBER OF   UNITS WITHDRAWN                                              ENDING            AVERAGE
BEGINNING   INITIAL   OFFERING   UNITS PER   TO PAY ANNUAL    12/31/95    12/31/95  SURRENDER  REAR END  REDEMPTION  CUM     ANNUAL
DATE      INVESTMENT    PRICE   INITIAL PMT  POLICY FEE(a)   TOTAL SHARES    NAV      VALUE     LOAD(b)     VALUE   RETURN   RETURN
12/31/90   1,000.00   0.602591   1,659.500     10.43803       1,649.062   1.042018  1,718.35    30.93    1,687.42    68.74%  11.03%


Computation of Average annual return:

R = ((ERV/II) exp (1/n))-1          where,

R = average annual total return
ERV = ending redeemable value
II = initial investment
N = number of years

(a) Represents the average charge for administrative fees per $1,000 invested. For this example, the administrative fee is $1.75 which equals the $35 annual fee divided by average account dollars x $1,000. Fees are paid each year through the redemption of units.

(b) Assumes rear end load of 2% in year five. For this example, the year 5 load is $30.93 or 2% on 90% of the surrender value. See "Sales Charges"
      section in the prospectus.